Gardent Pharmaceuticals signs agreement to be acquired by Switch Pharma .

NEW YORK, 25, August, 2006 -- Gardant Pharmaceuticals, Inc. (Other OTC:GRDP.PK) Gardent Pharmaceuticals today announced it has signed an agreement to be acquired by Switch Pharma Ltd..Shares of Switch Pharma Ltd., which is currently in the process of going public in London, will be issued to acquire Gardant Pharmaceuticals. Pursuant to the agreement, the Switch Pharma Ltd. shares issued in the transaction must be trading for at least $1.38 per share when the shares of Switch Pharma Ltd. commence trading publicly in London. Shareholders of Gardent will receive one share of Switch Pharma for every Gardent share owned.The transaction is expected to close on September 30th subject to requisitie approvals.

Switch Pharma is a company that is focused on the development and commercialization of proprietary, innovative and differentiated therapeutic drug products. The Company's core strategy is to focus on the uses of different applications for known drugs. The Company's management believe's that this method allows Switch Pharma to be selective about the drugs it develops and gives the Company the advantage of already knowing the safety and toxicology profiles of known drugs before identifying new indications, thereby saving considerable expense and time. The existing therapeutic drugs have typically been marketed for a number of years, have established safety profiles and can be developed for new clinical indications. Utilizing this development focus, the Company seeks to reduce the risk, time and cost of new product development as compared to the development of new chemical entities. Gardant Pharmaceuticals was attractive to Switch Pharma because of its risk balanced portfolio and the fact that the majority of the portfolio now consists of Oncology-focused compounds, as Oncology applications and therapeutics is the intended focus of Switch Pharma going forward. Of the eight re-purposed therapeutic products that Switch currently is seeking to develop, two are for the Oncology marketplace.


Gardant Pharmaceuticals previously announced the spin-off to its shareholders of record on July 31, 2006 of its shares of Genaderm, Inc., Avantogen Oncology, Inc. (f/k/a Innovate Oncology, Inc.), and Amilar Pharmaceuticals Inc. Those spin-offs will proceed as planned, subject to receipt of requisite approvals. Gardant previously announced the spin-off of its shares of Accura Pharma PLC to shareholders of record as of April 21, 2006. Gardant has been advised that Accura Pharma PLC anticipates that its common shares will commence trading in London during the week of September 12, 2006.

About Gardant Pharmaceuticals, Inc.
Gardant Pharmaceuticals, Inc., after spinning-off certain subsidiaries, is focused on developing a portfolio of compounds which have an emphasis on treating cancer. The Company is focused on developing and commercializing novel pharmaceutical compounds in an efficient, cost-effective way. Gardant seeks to use its academic, industry and capital market relationships to expedite drug development and raise capital to create and fund compounds. Gardant's strategy relies on its development network for research, clinical development and project management to guide early-stage compounds from the discovery process through to Phase II/III development where incremental value can be created. Gardant Pharmaceuticals, Inc. Safe Harbor Statement Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because these statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: the ability of Gardant to finance its activities on commercially acceptable terms, in timely fashion, or at all; risks associated with pre-clinical and clinical developments in the biopharmaceutical industry in general and in Gardant's compounds under development in particular; the potential failure of Gardant's compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of Gardant's compounds under development; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for our compounds under development; acquisitions, divestitures, mergers, licenses or strategic initiatives that change Gardant's business, structure or projections; the development of competing products; uncertainties related to Gardant's dependence on third parties and partners; and those risks described in the filings with the SEC, all of which are under Gardant's prior name as Mobile Design Concepts, Inc. Gardant disclaims any obligation to update these forward-looking statements.

Contact:
         Gardant Pharmaceuticals, Inc.
         Charlotte Ramelli
         (212) 897-6849